Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Encana Corporation of our report dated February 28, 2019 relating to the financial statements of Newfield Exploration Company, which appears in Encana Corporation’s Current Report on Form 8-K dated February 28, 2019.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 6, 2019